EXHIBIT 10.38

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

JOINT RESEARCH AND MARKER DEVELOPMENT AGREEMENT

BETWEEN

METAMORPHIX, INC.

AND

HUBBARD S.A.S.

CONFIDENTIAL

JOINT RESEARCH AND-MARKER DEVELOPMENT AGREEMENT

THIS JOINT RESEARCH AND MARKER DEVELOPMENT AGREEMENT (the “Agreement”) is entered into as of January 25, 2007 (the “Effective Date”) by and between METAMORPHIX, INC., a Delaware corporation, having a place of business at 8000 Virginia Manor Road, Suite 140, Beltsville, Maryland 20705, United States of America (“MMI”) and HUBBARD S.A.S., a French societe par actions simplifee, having registered headquarters at Mauguerand, 22800 Le Foeil, France (“Hubbard”), each hereinafter individually referred to as the “Party” and collectively as the “Parties.”

Recitals

          WHEREAS, MMI, itself and through its wholly-owned subsidiary, MMI Genomics, Inc., a Delaware corporation, has developed, acquired, and licensed in intellectual property, resources, and expertise in the areas of genetic information, discovery sciences, discovery services, and agricultural products and services that support MMI’s generation, integration, and analysis of biological information and enable MMI to provide the agriculture industry with innovative products and services, including diagnostic services to improve breeding stock selection and better manage animal production systems;

          WHEREAS, Hubbard is a world leader in the development and marketing of improved broiler breeding stock;

          WHEREAS, Hubbard and MMI desire to jointly develop a set of genomic markers associated with desired phenotypic traits in broilers in support of Hubbard’s continuing improvement in the breeding of Hubbard’s pure lines for broilers;

          WHEREAS, Hubbard and MMI intend to work together toward developing these markers through the utilization of the discovery services, information, and data that are the subject of this Agreement and for Hubbard’s commercialization of improved pure lines for broilers;

          WHEREAS, MMI, subject to the terms and conditions of this Agreement, is willing to perform for Hubbard the genomic discovery and development services as set forth in this Agreement, and Hubbard, subject to the terms of this Agreement, is willing to share with MMI broiler phenotypic information, data and expertise as required for MMI to perform the contemplated genomic services, all as set forth in this Agreement (which relationship, subject to the terms and conditions of this Agreement, shall be exclusive); and

          WHEREAS, Hubbard may use the markers to improve the breeding of its pure lines for broilers in order to respond to current and future needs of the poultry industry, and MMI may commercialize the markers in fields not exploited by Hubbard.

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Agreement

          NOW, THEREFORE, in consideration of the foregoing, the Parties agree, covenant, represent, and warrant as follows:

1 DEFINITIONS

          For purposes of this Agreement, each capitalized term used shall have the meaning assigned to it in Exhibit A or otherwise in this Agreement.

2 PERFORMANCE AND GOVERNANCE OF THE
RESEARCH PLAN

2.1	Research Plan.

	2.1.1	MMI and Hubbard shall complete the design of the Research Plan within thirty (30) days after the execution and delivery of this Agreement.

2.1.2

MMI and Hubbard shall use their respective commercially reasonable efforts to complete the discovery, development, and commercialization activities in the Research Plan in accordance with the schedule set forth therein and each party, in accordance with Section 3.1, shall fund its own activities. The conduct of the Research Plan shall be reviewed and coordinated by the Steering Committee (as set forth in Section 2.7). MMI and Hubbard recognize that time is of the essence in their performance of their respective obligations as set out in the Research Plan, and that the quality of the genomic data, genotyping and association analysis, and Samples phenotypic data provided are crucial to the success of the Research Plan.

2.2	Material, Data, and/or Information Transfer.

2.2.1

Hubbard shall provide MMI with the Samples in the amount and of the quality set forth in the Research Plan for MMI to use for purposes set forth in this Agreement and to complete the Research Plan. Hubbard further shall provide to MMI together with each Sample the phenotypic, data collection and other germane characteristics thereof, in accordance with the specifications set out in the Research Plan. All Samples shall have been characterized for the relevant Targeted Traits as specified in the Research Plan. In the event that Hubbard fails to deliver the Samples as and when required by the Research Plan, then MMI shall provide written notice to Hubbard’s Primary Contact and the time for MMI to provide each affected Deliverable and to Complete Delivery to Hubbard shall be extended by a number days equal to the number of days that passed from the due date for such Samples until the date that Hubbard delivered the required Samples to MMI. Hubbard shall promptly replace, correct, and/or supplement any Sample and/or provided information that is not consistent

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with the specifications set out in the Research Plan, or such other technical specifications-as-may have been agreed in writing by the Parties’ respective Primary Contacts.

2.2.2

MMI (a) shall use Hubbard Material exclusively to meet its obligations under this Agreement, and (b) after the earlier of (i) first (1st) anniversary of the completion of the Research Plan or (ii) upon any earlier termination of this Agreement, MMI shall either (A) if requested by Hubbard, in timely fashion return all residual Hubbard Material to Hubbard (at any site designated by Hubbard) at the expense of Hubbard within thirty (30) calendar days after MMI’s receipt of such written request, or (B) destroy all residual Hubbard Material. MMI shall not distribute, release, sell, disclose, or otherwise transfer the Hubbard Material to any Third Party, except as otherwise expressly permitted under Article 4 (Confidentiality).

Subject to Section 5.3.1, Hubbard reserves the right to use the Hubbard Material or any copies thereof for any purpose and to transfer them to any Third Parties.

2.3

Data Accumulation and Review. MMI shall record and store in one or more computer databases all data and information generated and accumulated by MMI under the Research Plan. No more than once every three calendar (3) months during the Research Program, and thereafter, upon reasonable written notice of at least two (2) weeks, an agent of Hubbard shall be entitled to review the status and content of the database at MMI’s premises, and MMI shall provide such agent with such reasonable assistance as they may request to perform such review in an efficient and complete manner. The reviews shall be conducted on a “no copies” basis. The Parties respective Primary Contacts shall be in regular contact by telephone, notably to discuss the status of the progress of the performance of the Research Plan.

2.4

MMI Delivery of Deliverable(s). When MMI believes that it has completed a given Phase of the Research Plan, it shall deliver to Hubbard the Research Planrequired Deliverable(s) which shall be accompanied by a written statement confirming that all of the required actions and services under that Phase of the Research Plan have been completed and that all of the required Deliverable(s) have been delivered. The Deliverables shall notably include such data as the Research Plan requires to be delivered as a part of the Deliverable. By way of example, the Parties recognize that the Chicken Discovery Panel and all results from the genotyping of the Samples using the Chicken Discovery Panel (including the minor allele frequencies for the SNPs in the Chicken Discovery Panel) and from the association studies and analyses performed using such genotype results in respect of the Targeted Traits will be delivered as a part of the Deliverables, but that the sequence information and other specific information (including primer pairs, amplicons, assay development) for the individual SNPs that comprise the Chicken Discovery Panel will not to be delivered, but shall

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instead be available for inspection under Section 2.3 and provided to the Escrow Agent under Section 7.7.

2.5

Review of Deliverable(s) by Hubbard. Upon receipt from MMI of all of the Deliverable(s) and the written documentation described in Section 2.4 in respect of any Phase of the Research Plan, Hubbard shall have a period of thirty (30) days to examine the Deliverables and make a determination, in its reasonable judgment, as to whether MMI has delivered all of the required Deliverable(s). Hubbard shall endeavor to provide initial feedback prior to the thirtieth (30th) day so that MMI may continue to move ahead with the project.

2.5.1

In the event that Hubbard determines that all required Deliverable(s) have been successfully delivered, Hubbard shall so inform MMI. If such determination is not received on or before such thirtieth (30th) day, then MMI (a) may provide written notice to Hubbard’s Primary Contact and the time for MMI to provide that the Deliverable(s) for the next Phase of the Research Plan shall be extended by a number of days equal to the number of days that passed from the due date for such acknowledgement until the date upon which MMI receives such determination and (b) may proceed under Section 12.12 and/or Sections 7.2 et seq.

2.5.2

In the event that Hubbard determines that all required Deliverable(s) have not been substantially delivered, (i) Hubbard shall advise MMI in writing of its determination within the thirty-day evaluation period specifying, in reasonable detail, the areas of deficiency, and (ii) MMI’s obligation to proceed with the next Phase of the Research Plan shall be suspended pending a resolution of the matter as described in Section 2.5.3.

	2.5.3	In the event that Hubbard provides written notice to MMI of deficiencies as described in Section 2.5.2, MMI shall either:

(a)

make an effort to address the deficiencies cited by Hubbard and make a corrective delivery of all of the required Deliverable(s) within thirty (30) days following receipt of Hubbard’s notice, in which case Hubbard shall have a further twenty-day day period to evaluate the corrective Deliverable(s). In the event that Hubbard then determines, in its reasonable judgment, that all required Deliverable(s) have been delivered, Hubbard shall so inform MMI within ten (10) days following the earlier of the end of the twentyday period evaluation period or such determination. In the event Hubbard again determines that all required Deliverable(s) have not been substantially delivered, (i) Hubbard shall advise MMI in writing of its determination within such ten (10) day period, specifying the areas of deficiency, at which point MMI shall again have either one (1) additional and final thirty-day cure period, or have the possibility of disagreeing with Hubbard’s determination or requesting the

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abandonment of the project in accordance with Section 2.5.3 (b) below; or

(b)

advise Hubbard in writing either (i) that it disagrees with Hubbard’s determination and reasserts its belief that all of the required Deliverable(s) have been delivered, or (ii) that due to the occurrence of significant unforeseen obstacles or challenges, it has become scientifically impossible or impracticable to deliver the Deliverables as contemplated and the Research Plan should be abandoned; and, in either case, while reserving the right to deliver additional or different Deliverable(s), that it is submitting the matter to the Steering Committee in accordance with Section 27.1(c) and/or (d), as the case may be.

2.6

Validation Phase. As defined in the Research Plan, a Validation Phase will be conducted following the association study to evaluate the preliminary Genomic Markers in populations from an agreed upon source and level.

The Research Plan shall be deemed to be completed when all the Deliverables to be delivered under the Research Plan are completely delivered, including notably the Deliverables of the Validation Phase.

2.7

Primary Contacts and Steering Committee. The Parties shall form a four (4) person steering committee (the “Steering Committee”) to monitor the discovery, development, and commercialization activities under this Agreement (i.e., during the performance of the Research Plan and beyond) and perform the functions as provided in this Section 2.7. MMI and Hubbard each shall appoint two (2) representatives to serve on the Steering Committee, and each shall designate one of its representatives to be the primary contact between them (the “Primary Contact”). These Primary Contacts shall be responsible for day-to-day communication between the Parties and for preparing and retaining summaries of all communications (which shall be kept and maintained for at least three (3) years after the date of Complete Delivery). Each Party may substitute any or all of its representatives to the Steering Committee upon written notice to the other Party. Prior written notice (of at least three (3) days and to all members) must be given of all meetings (whether held in person or by telephone conference), at least three (3) members of the Steering Committee must be present to constitute a quorum (except that, after any failure to reach a three (3) member quorum for thirty (30) or more days, the quorum shall then be only two (2) members (including at least one (1) representative from each Party) if at least ten (10) days written notice of such meeting and such lowered quorum is given by notice in accordance with Section 12.9). Any decisions, recommendations, or other authorized actions of the Steering Committee shall be made unanimously by all members of the Steering Committee present at any meeting.

2.7.1 The Steering Committee shall:

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(a)	Monitor issues relating to the Research Plan.

(b)

Assess the research requirements, time frames, and work prioritization of the Research Plan. The Steering Committee shall have the authority to extend any deadlines or time frames under the Research Plan by up to sixty (60) days. Should either Party seek an extension beyond sixty (60) days (but not longer than one hundred eighty (180) days), it must be approved in writing by the Chief Executive Officer of MMI (or his authorized designee) and the President of Hubbard (or his authorized designee); beyond one hundred eighty (180) days, a formal extension between the parties must be agreed to in accordance with Section 12.5.

(c)

Meet promptly in person following any submission to it pursuant to Section 2.5.3(b) resulting from a disagreement between the Parties as to whether MMI delivered to Hubbard all the required Deliverables to be delivered pursuant to a Phase of the Research Plan. In the event the Steering Committee is unable within thirty (30) days of the meeting to resolve the disagreement, either Party may submit it to binding arbitration in accordance with Section 12.12.

(d)

Meet promptly in person should either Party submit that the Research Plan should be abandoned because it has become scientifically impossible or impracticable as a result of the occurrence of significant unforeseen obstacles and challenges. Within 30 days of the meeting, the Steering Committee shall communicate its recommendation, or its inability to agree on a recommendation, to the executive officers of the Parties, who shall consider the question in accordance with Section 7.3.1.

(e)	Meet at least quarterly and, as necessitated by the completion of a Phase of the Research Plan or otherwise, more often as appropriate.

(f)

Following the completion of the Research Plan, meet twice each calendar year to review and monitor Hubbard’s post-Research Plan commercialization effort. The Steering Committee may determine, upon mutual agreement, that a face-to-face meeting is not necessary and that a written report will suffice.

2.7.2 The Steering Committee shall NOT have any authority to:

(a)	amend the Research Plan, other than with respect to the extension of deadlines as specifically described in Section 2.7.1(b) above;

(b)	amend this Agreement; or

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(c)	bind any of the Parties to any obligation or commitment in addition to or materially different from those contained in this Agreement.

3     RESEARCH PROJECT SUPPORT

3.1

Research Project Support by Hubbard and MMI. Hubbard and MMI shall each support their own costs (whether internal or due by them to Third Parties) of the activities and services performed by each of them under the Research Plan. Specifically, Hubbard shall fully and timely cover the total cost of the phenotypic selection, data collection, analysis, and Sample transfer side of the Research Project and MMI shall fully and timely cover the Genotyping analysis for the Research Project, and all license, royalty, or other amounts of any nature due to Third Parties from which MMI has obtained licenses to databases, analysis tools, or any other technologies used in MMI’s performance of its activities under the Research Plan. The principal undertakings of the Parties, as further detailed in the Research Plan, are to provide Samples and phenotype information for up to [****] ([****]) birds (Hubbard) of the structure described in the Research Plan, and to Genotype and analyze the results of no greater than [****] SNPs in each Sample (MMI) as described in the Research Plan.

3.2

Regular Reports. Hubbard and MMI shall each regularly and promptly provide (at least quarterly) to each other and to the Steering Committee a written report regarding the efforts made and expenditures made during the prior calendar year quarter.

4     CONFIDENTIALITY AND PUBLICATION

4.1

Confidentiality. The Parties acknowledge that the Parties have in their discussions negotiations and preparation of this Agreement disclosed to each other certain Confidential Information prior to the Effective Date of this Agreement, and that all such Confidential Information disclosed at and since the April 5, 2005 meeting between the Parties in Maine shall be governed by the terms of this Agreement, and in particular those of this Article 4.

4.1.1

The Parties acknowledge that during the course of this Agreement they will each receive (and hence become a “Receiving Party”) from the other Party (the “Disclosing Party”) information electronically, in writing, or orally, that is proprietary and/or confidential and of commercial value to the Disclosing Party. The Parties agree that they shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information. Without limiting the foregoing, the Parties shall take at least those measures that each takes to protect its own confidential information of a similar nature, but in no event less than a reasonable degree of care. Each Party shall immediately notify the other Party in the event either Party has knowledge of any unauthorized use or disclosure of the Confidential Information.

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For the purposes of this Agreement, MMI Technology shall be deemed to be Confidential Information disclosed by MMI; and Hubbard Technology shall be deemed to be Confidential Information disclosed by Hubbard. Both Parties shall treat Joint Intellectual Property as Confidential Information.

4.1.2

Except to the extent expressly authorized by this Agreement, the Parties agree that the Receiving Party shall keep confidential and shall not publish or otherwise disclose, and shall not use for any purpose other than performing its obligations under this Agreement (or as may be expressly permitted, in respect only to Joint IP, under Section 5.3.3 and Section 7.2), any Confidential Information furnished to it by the Disclosing Party pursuant to this Agreement, regardless of the medium on which it is provided, including know-how, except to the extent that it can be established by the Receiving Party by competent proof that such information:

(a)	was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)	was generally known to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)	became generally available to the public or otherwise part of the public domain after its disclosure through no fault of the Receiving Party;

(d)

was subsequently lawfully disclosed to the Receiving Party by a Third Party who did not require the Receiving Party to hold it in confidence or limit its use (provided that, to the knowledge of the Receiving Party after inquiry to the Third Party, it was not obtained by such Third Party under an obligation of confidentiality directly or indirectly from the Disclosing Party); or

(e)

was independently discovered or developed by the Receiving Party without the use of the Disclosing Party’s Confidential Information, as can be documented by written records created at the time of such independent discovery or development.

4.2	Permitted Disclosure.

4.2.1

Subject to Section 4.1, the Receiving Party may disclose the Disclosing Party’s Confidential Information only to the extent such disclosure is required for complying with applicable laws, regulations, and/or court or administrative orders; provided however, that in each case described in this Section 4.2.1, the Receiving Party shall (a) give at least two business days advance notice to the Disclosing Party of such disclosure requirement; (b) provide a copy of the proposed disclosure; and (c) use commercially reasonable efforts to secure, or to assist the Disclosing Party in securing, confidential treatment, including a protective order, for

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such Confidential Information required to be disclosed.

4.2.2

 The Receiving Party may disclose the Disclosing Party’s Confidential Information only to the Receiving Party’s employees, contractors, consultants, or licensees who (a) have a need-to-know and (b) are under contract not to disclose Confidential Information or use Confidential Information for any purpose other than those expressly authorized in this Agreement.

4.3

Copies. A Receiving Party shall not make any copies of the Disclosing Party’s Confidential Information without the prior written approval of the Disclosing Party, except that, subject to Section 5.3.5 and Section 7.2, (a) Hubbard may make copies that are reasonably necessary for the research and development or commercialization of Hubbard’s improved breeding stock, (b) MMI may make copies that are reasonably necessary for the conduct of the Research Plan or for the commercialization of Joint Intellectual Property outside the Field, and (c) copies may be made as a part of any effort by the Steering Committee. Notwithstanding the foregoing, the Receiving Party may also retain one (1) copy of the Disclosing Party’s Confidential Information in secure legal files for legal archival purposes only. Notwithstanding Sections 4.2.2 and 4.3, MMI shall not in any case be entitled without Hubbard’s prior written consent to provide any Hubbard Materials or disclose any Confidential Information included therein to any Third Party licensee.

4.4

Publication. No Publications shall include any of the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent (which may be withheld in its sole discretion). All Publications shall include appropriate recognition of the other Party’s contributions in accordance with the standard practice for assigning scientific credit, either through authorship or acknowledgement as may be appropriate.

4.4.1

Publication Regarding Success of Research Plan. In the event that the Parties agree to jointly prepare a Publication of the results of the Research Plan in a mutually acceptable scientific journal (which is not their present intention), MMI shall (a) draft such Publication, (b) prepare such Publication within a mutually agreed upon time following completion of the Research Plan, and (c) have such Publication reviewed and approved by the duly authorized officers of MMI and Hubbard prior to submission of the article to the agreed upon scientific journal. Except by mutual consent, neither Party shall release or otherwise transfer any of the results from the Research Plan to any Third Party or the public prior to the date on which such joint Publication will be released.

4.5	Press Releases and Public Announcements.

	4.5.1	Except as may otherwise be required by law or regulation, neither Party shall make any press release or other public announcement, directly or

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indirectly, concerning the existence or terms of this Agreement (or the subject matter hereof) without obtaining the prior consent of the other Party under Section4.5.2; it being envisioned, however, that there shall be an initial (but limited) public announcement of the existence of this Agreement and that, upon launch of commercialization, there will be announcements and marketing (none of which will contain any Confidential Information).

4.5.2

Should a Party wish to make any press release or other public announcement, it shall provide a draft thereof to the other Party and, unless otherwise agreed upon by the Parties, the reviewing Party shall have (a) ten (10) calendar days to consent to (or comment upon) a proposed initial public announcement concerning the existence or terms of this Agreement (or the subject matter hereof), such consent not to be unreasonably withheld or delayed, and (b) otherwise, fifteen (15) calendar days to consent to the publication of any announcement other than an initial public announcement, such consent not to be unreasonably withheld. The aforegoing “reasonable” standard of consent shall not apply to a proposed public disclosure of Confidential Information, which may be prohibited by the Disclosing Party in its sole and absolute discretion.

4.5.3

If either Party shall be required by law or regulation to make a public announcement or securities filing concerning the existence or terms of this Agreement, such Party shall (a) include only such information in the public announcement that is specifically required, and (b) give at least two business days prior advance notice to the other Party and obtain the other Party’s comments.

4.6

Equitable Relief. MMI and Hubbard in their role as Receiving Parties under this Agreement hereby acknowledge, covenant, and agree that, with respect to the nature of the Confidential Information, there may be no adequate remedy at law for any breach of their obligations as Receiving Party under the confidentiality provisions of this Agreement, that any such breach may result in irreparable harm to the Disclosing Party and, therefore, notwithstanding Section 12.12, that upon any such breach the Disclosing Party shall be entitled to seek equitable relief, in addition to whatever remedies it might have at law, including injunctive relief, specific performance, or such other relief as the Disclosing Party may request to enjoin or otherwise restrain any act prohibited hereby, as well as the recovery of all reasonable costs and expenses, including attorneys’ fees incurred.

5     INTELLECTUAL PROPERTY

5.1

MMI Rights and Obligations. MMI shall own all right, title, and interest in and to the MMI Technology. MMI shall assume in its discretion and at its cost the application, prosecution, maintenance, defense, and enforcement of patent applications and patents claiming all or a portion of the MMI Technology.

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5.2

Hubbard Rights and Obligations. Hubbard shall own all rights title; and interest in and to the Hubbard Technology. Hubbard shall assume in its discretion and at its cost the application, prosecution, maintenance, defense, and enforcement of patent applications and patents claiming all or a portion of the Hubbard Technology.

5.3

Joint Intellectual Property Rights. Except as otherwise provided in this Agreement, during the term of this Agreement all Joint IP shall be owned jointly by MMI and Hubbard and the following shall apply:

5.3.1

During the term of this Agreement, neither Party may enter into any negotiations, discussions or agreements with any Third Party regarding association studies in any of the Targeted Traits in broiler breeding stock in poultry.

	5.3.2	Article 6 provides Hubbard with exclusivity in the Field and describes and [****] Hubbard’s use of the [****].

5.3.3

MMI, subject to Article 6 and on an exclusive basis, may further develop, make, use, sell, or sublicense the [****] (and conduct research in furtherance thereof) for purposes other than improving [****] stock.

	5.3.4	In no event shall the rights and restrictions established in this Section 5.3 prevent either Party from performing its obligations under this. Agreement.

5.3.5

In order to ensure the highest trade secret protection of unpatented Joint IP and MMI Technology in recognition of MMI’s research and development efforts among several species and in recognition of the confidential and restricted nature of the databases licensed from Celera, subject to Section 7.7 and in furtherance of (and exceeding) the provisions of Article 4, MMI shall be entitled to maintain complete confidentiality (on a “firewall” basis without any delivery to Hubbard) of the SNP primer pairs and SNP amplicon sequences that are a part of the MMI Technology and the sequence information related to the Putative SNP Set (which itself is not Joint IP). Notwithstanding anything in this Section 5.3.5 to the contrary, its is understood that the firewalled data shall be included in the databases made available for Hubbard review in accordance with Section 2.3 and provided to the Escrow Agent in accordance with Section 7.7.

5.4

MMI Patents. All United States and foreign patent applications that claim MMI Technology shall be prepared, filed, prosecuted and defended in the sole discretion and under the sole responsibility of MMI.

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5.5

Hubbard Patents. All United States and foreign patent applications that claim Hubbard Technology shall be prepared, filed, prosecuted and-defended in the sole discretion and under the sole responsibility of Hubbard.

5.6

Joint IP Patents. All United States and foreign patent applications that claim Joint IP shall be prepared, filed, and prosecuted by counsel to be mutually agreed by the Parties. Hubbard acknowledges that MMI has significant expertise and experience in intellectual property matters relating to genomic markers associated with biological traits, and consequently agrees to take particular note of MMI’s advice concerning the selection of patent counsel and the decision as to whether to file a patent application in respect of any given genomic marker or markers, and not to unreasonably reject any such advice. If the Parties cannot agree with respect to a particular issue not expressly governed by this Agreement (e.g., whether to file, selection of counsel, prosecution instructions to be given to counsel), such issue will be resolved pursuant to Section 12.12 of this Agreement. With regard to Joint IP patents, subject to Section 7.2, the Parties will continue to consult diligently and in good faith after the termination of this Agreement for so long as Joint IP patents are being prosecuted and maintained, or such shorter time as mutually agreed to by the Parties in writing. The Parties shall be equally responsible for all filing and other patent office fees, legal fees, and other expenses for the filing, prosecution, and maintenance of Joint IP patents.

5.7

No Rights to Celera IP or GTG IP. Nothing in this Agreement is intended or shall be interpreted as granting to Hubbard or any Third Party any right or interest in any intellectual property, whether licensed to MMI or not, (a) invented, discovered, developed, or otherwise created by Celera, Genetic Technologies Limited, and/or their respective Affiliates, or (b) acquired or licensed by Celera, Genetic Technologies Limited, and/or their respective Affiliates.

5.8

Infringement of Third Party Rights. If MMI believes that the license, transfer, or use of the data and information in the Dataset (and, in turn, in any Deliverable or Joint IP), in whole or part, infringes any patent, copyright, trademark, or other proprietary right, or if the licensing, transfer, or use of the Dataset, or any part thereof, is, as a result, enjoined, then MMI, with respect to data and information owned or licensed by MMI, in its sole discretion and expense, may (but is under no obligation to Hubbard to): (a) procure for Hubbard and itself the right under such proprietary right to the Dataset or such part thereof; or (b) replace the data or information with other non-infringing data or information; or (c) remove the infringing data or information, or part thereof, and make an equitable adjustment of the fees paid hereunder as mutually agreed upon in writing; or (d) if such data and information was received from Celera, endeavor to cause Celera to address the situation. In respect to any such data and information received from Hubbard, Hubbard may (but is under no obligation to MMI to) at its cost replace the data or information with other non-infringing data or information (and, to the extent appropriate, agree to such extensions and the like so that the performance of the Research Plan may proceed).

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6     EXCLUSIVITY

6.1

Hubbard Exclusivity. For the purposes of this Agreement, “Field” shall mean the use of genomic markers to detect and/or manage targeted traits in broiler livestock. Throughout the Hubbard Period of Exclusivity, Hubbard (and, to the extent designated in writing to MMI, Hubbard’s Affiliates) shall have the exclusive right and license, without the right to sublicense, to practice and use the Joint IP in the Field in (and only in) its own broiler-breeding operations to detect the Targeted Traits in its lines of broiler breeding stock throughout the Territory to the fullest extent permitted by applicable law. No Hubbard customer (e.g., the growers and producers to which Hubbard sells) shall have any rights to any Joint IP (except to the extent the animals sold to the customers were selected and bred using Joint IP) or be considered as an intended third party beneficiary of this Agreement. Hubbard and its Affiliates may not sell Targeted Traits-based diagnostic kits to its customers. During the Hubbard Period of Exclusivity, MMI and its Affiliates may not license Joint IP or sell any diagnostic kits to any Third Parties for use in connection with broiler livestock.

For the purposes of this Agreement, the “Hubbard Period of Exclusivity” shall begin on the Effective Date and shall end on the earlier of:

	(a)	the date of expiry of this Agreement;

	(b)	the early termination of this Agreement (for any reason other than a Hubbard termination under Section 7.2 due to an uncured default by MMI);

(c)

any earlier date on which Hubbard ceases to undertake commercially reasonable and diligent efforts to use Joint IP to [****] its lines of broiler breeding stock and/or to [****] broiler breeding stock that has been improved using Joint IP;

	(d)	the full and final cessation of the [****] of [****] and [****] and/or [****] of broiler breeding stock based upon the Genomic Markers; or

(e)

on the [****] ([****]) anniversary of the completion of the Research Plan unless Hubbard has paid MMI prior to such anniversary at least either (i) $[****] in royalties due under Section 8.2.1 or (ii) at Hubbard’s option, an aggregate of $[****] in a combination of (A) royalties due under Section 8.2.1 and/or (B), a voluntary, nonrefundable, and noncreditable payment.

In the event (on the date of the [****]-year anniversary) Hubbard has not actually paid $[****] in royalties to MMI, Hubbard shall inform MMI of the amount of Net Sales received by Hubbard through such anniversary date on which royalties have not yet been paid (but which royalties will be paid after the end of the then current calendar quarter) and (for the purposes of subsection (e) of

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this Section 6.1 only) such unpaid royalties shall be deemed to be included in the calculation of the royalties paid for the purposes of Sections 6.1(e) (i) and (ii).

After the end of the Hubbard Period of Exclusivity, Hubbard’s exclusive license set forth above in this Section 6.1 shall become a non-exclusive license.

6.2

Standstill in Third Party Negotiations. Throughout the Hubbard Period of Exclusivity, MMI shall not enter into any negotiations, discussions, or agreements with any Third Party regarding any association studies in broiler breeding stock, or the license to any Third Party of any Joint IP for the purpose of detecting or improving broiler breeding stock.

6.3

Sample Collection and Testing Services. In order to use the Joint IP as contemplated in Section 6.1, Hubbard will after the completion of the Research Plan require DNA collection tools and/or technologies to collect DNA from broilers and laboratory and/or diagnostic/analytical services to test such DNA for the markers associated with the Targeted Traits (“Collection Services” and “Testing Services”, respectively). It is the mutual expectation of the Parties that the Joint IP will be utilized in a fashion in which Hubbard will collect a blood sample for each animal that Hubbard desire to have the Targeted Traits detected and submit that blood sample to the Testing Service provider for analysis using the Joint IP.

MMI shall be the preferred provider of Collection Services and Testing Services to Hubbard throughout the Hubbard Period of Exclusivity. MMI undertakes to propose such services to Hubbard at a fee based upon its production cost (plus an amount equal to [****] percent ([****]%) of such cost), which shall be determined in accordance with generally accepted accounting principles, as applied consistently by MMI). MMI shall only be obligated to propose such services in respect of calendar years during which Hubbard undertakes to submit at least [****] ([****]) samples for Testing Services.

Hubbard shall as may be reasonably agreed by the Parties’ Primary Contacts provide to MMI advance notice of expected requirements for Collection and Testing Services, and based thereon MMI shall calculate and provide to Hubbard proposed costs to MMI for these services. Should the costs proposed by MMI be substantially equivalent to those proposed by any Third Party provider to perform such services, Hubbard shall retain MMI to perform the services, and MMI shall perform the services and invoice Hubbard on a monthly basis, such invoices to be paid within forty-five (45) days. The Parties shall jointly design the protocols for the management and collection of samples.

Should MMI not propose to provide services required by Hubbard (because Hubbard [****] for at least [****] samples), or should a Third Party provider propose to Hubbard to perform Collection and/or Testing Services for a price that is substantially inferior to that proposed by MMI, and

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should MMI not wish to match such price, then Hubbard (after written notice of at least thirty (30) days to MMI) shall be free to retain the Third Party to perform the services. Hubbard (after written notice of at least thirty (30) days to MMI) shall also be free to contract with a Third Party provider should MMI be unable for any reason to provide such Collection and/or Testing services or should it provide such services in an unsatisfactory manner. Hubbard’s retaining any Third Party to provide Collection and/or Testing Services shall be Hubbard’s sole remedy to which Hubbard may be entitled to should MMI not have offered and agreed to provide such Services; provided, however, that upon MMI and Hubbard agreeing upon MMI providing such Services to Hubbard, the Parties shall thereupon enter into a genotyping collection and/or testing services agreement (which shall be upon industry-standard terms, including MMI being liable under such agreement for actual damages, but not lost profits and consequential, incidental, and special damages).

Notwithstanding anything in the foregoing to the contrary, in the event MMI has proposed to provide certain Testing Services to Hubbard, Hubbard may only utilize a less expensive Third Party for such Testing Services after such Third Party has demonstrated that it shall be capable of providing the services with a quality that is substantially comparable to that of the services proposed by MMI, said “quality” to be evaluated in light of the purpose for which Hubbard will use the results of the Testing Services. At a minimum, the Third Party must have demonstrated the quality of its services in a trial test of at least [****] ([****]) birds showing a [****] in the range of [****]% in accordance with quality assessment protocols then agreed upon by the Parties. This quality assessment may, by way of non-binding example, be based upon two parameters: (a) no single sample shall have less than [****]% complete [****] data (e.g., if [****] are tested, the Third Party must have provided data for at least [****]) and (b) [****]% of the SNP data genotype calls must agree with [****] (i.e., [****]% or [****] must agree with [****]). Upon written request, Hubbard may request that the proposed Third Party testing service attempt a second test if the first test failed to demonstrate sufficient concordance.

In any case where Hubbard retains a Third Party to perform Testing Services in accordance with this Section 6.3, MMI shall provide to Hubbard or to such Third Party all data and information, including without limitation Joint IP not provided to Hubbard in accordance with Section 5.3.5, as may be reasonably required or useful for the Third Party to provide the services (provided, however, that if such Joint IP has been firewalled under such Section, its use must be reasonably necessary or useful for the Third Party to perform the Testing Services). In particular, the sequences, assay development, primer pairs and amplicon sequences for all SNPs that are to be genotyped by the Third Party as part of the Testing Services shall be deemed to be necessary or useful data. Should MMI not provide such information within ten (10) days of Hubbard’s written request, Hubbard shall be entitled to cause the Escrow Agent contemplated in Section 7.7 to provide all such information to Hubbard or to the Third Party service provider, and the Escrow Agent shall promptly provide the information upon request. In

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any case, before receiving any such information, the Third Party service provider shall undertake in writing to Hubbard, and if requested by MMI to MMI, that all information received shall be held in strict confidence and shall solely be used for the purpose of performing Testing Services for Hubbard.

7      TERM AND TERMINATION

7.1	Term. Unless terminated earlier as provided herein, this Agreement shall be in full force and effect for the Term.

7.2

Default. If either Party commits a breach of a material term or provision of this Agreement at any time and has not cured such breach within thirty (30) calendar days after written notice thereof from the non-breaching Party, which notice must state the nature of the breach in reasonable detail, then the non-breaching Party shall have the right to declare the defaulting Party in breach and to terminate this Agreement effective upon written notice thereof to the breaching Party. In the event that a claimed non-monetary breach is of a nature that cannot be cured within thirty (30) days, but may reasonably be cured within ninety (90) days, the breaching Party (upon notice to the non-breaching Party) may extend the cure period up to ninety (90) days, in total, provided that the breaching Party has promptly commenced (and shall thereafter continue to pursue) efforts to effect such cure. The payment of money shall never by its nature be a matter requiring a cure of more than thirty (30) days. Any notices under this Section 7.2 must be addressed to the person(s) and/or office(s) identified in Section 12.9.

7.2.1

In the event this Agreement is terminated by either Party pursuant to this Section 7.2, the defaulting Party shall automatically relinquish and forfeit all of its rights, title and interest in and to the Joint IP, and upon such termination all of its rights, title and interest in and to the Joint IP shall immediately transfer to the non-defaulting Party. Thereafter, the defaulting Party shall have no right to make, sell, license, or convey any rights in Joint IP or use the Joint IP for any purpose whatsoever, and the non-defaulting Party shall have the sole and exclusive right to make, use, sell or sublicense the Joint IP to detect the Targeted Traits in lines of broiler breeder stock or for any other purpose whatsoever, including, without limitation, the right to collaborate with other parties to complete the activities contemplated by this Agreement. Notwithstanding anything in the forgoing to the contrary, however, if prior to any such termination MMI has already, on an exclusive basis, licensed out the Joint IP in accordance with Section 5.3.3 for a use outside of the Field, such exclusivity shall continue (and Hubbard, if it is the non-defaulting Party, cannot use or license the Joint IP in such exclusive, non-broiler field) provided that MMI or such other MMI licensee shall pay to Hubbard all consideration to be paid under such agreement in consideration for the license(s) to any Joint IP.

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7.2.2

In the event this Agreement is terminated by either Party pursuant to this Section 7.2, the defaulting Party shall be liable to the non-defaulting party with respect to all obligations arising on or prior to the default by the defaulting Party, but shall not be liable to the non-defaulting for the nonperformance of any obligations under this Agreement that were due after such termination, except for a violation of Section 7.2.1 or as otherwise expressly set forth herein.

Specifically, for example:

First example: In the event that Hubbard abandons the Research Plan (and refuses to recommence), or in the event Hubbard is otherwise in material breach of its obligations under the Research Plan, MMI shall, after providing notice and otherwise following the procedures set forth in this Section 7.2, have the right to terminate this Agreement, in which case (i) MMI shall become the sole owner of the Joint IP in accordance with Section 7.2.1, and (ii) Hubbard shall have no further liability to MMI arising from non-performance of the remainder of the Research Plan following the date of such termination. In addition, in such case, Hubbard shall not enter into any negotiations, discussions, or agreements with any Third Party regarding any association studies in broiler breeding stock for a period of three (3) years from termination.

Second example: In the event that MMI abandons the Research Plan (and refuses to recommence), or in the event MMI is otherwise in material breach of its obligations under the Research Plan, Hubbard shall, after providing notice and otherwise following the procedures set forth in this Section 7.2, have the right to terminate this Agreement, in which case (i) Hubbard shall become the sole owner of the Joint IP in accordance with Section 7.2.1, and (ii) MMI shall have no further liability to Hubbard arising from non-performance of the remaining Parts of the Research Plan and non-delivery of the Deliverable(s) due from MMI following the date of such termination. In addition, in such case, MMI shall not enter into any negotiations, discussions, or agreements with any Third Party regarding any association studies in broiler breeding stock for a period of three (3) years from termination.

Notwithstanding anything in this Section 7.2 or other Section to the contrary, MMI’s failure to deliver any Deliverable(s) due to either scientific impossibility or the impracticability of the effort resulting from the occurrence of significant unforeseen obstacles or challenges (e.g., the association study requiring substantially more than the number of genotypes set forth in the Research Plan) shall not constitute a breach of this Agreement and the provisions of this Section 7.2 in regard to termination of this Agreement and ownership of Joint IP shall not apply. Instead, Section 5.3.3 and (if applicable) Section 7.3.1 shall govern in each instance. MMI shall, however, in such case, not enter into any negotiations, discussions, or agreements with any Third Party regarding any association

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studies in broiler breeding stock for a period of three (3) years from termination, unless MMI has given Hubbard a first opportunity to negotiate to enter into a new agreement with MMI for a renewed or different effort. Should MMI wish to pursue an association study in broiler breeding stock with a third party during such threeyear period, MMI shall first propose the contemplated research program to Hubbard, providing Hubbard with sufficient information concerning the content of the proposed program and the principal terms and conditions of the contemplated agreement related thereto for Hubbard to determine whether it is interested in pursuing the program with MMI on such conditions. Hubbard shall have thirty (30) days from MMI’s proposal to notify MMI whether it wishes to pursue the proposed program with MMI; if Hubbard indicates that it is so interested, the Parties shall have sixty (60) days from such notification of Hubbard’s interest to diligently and in good faith negotiate and execute an agreement covering the program. If Hubbard indicates that it is not interested in pursuing the program, or does not notify MMI of its intention within the relevant thirty (30) day period, or the Parties have not executed an agreement in respect of the program within the relevant sixty (60) day period, MMI shall be free to pursue the program with any third party, provided that the agreement entered into with the third party shall be no more favorable to the third party than the terms proposed by MMI to Hubbard.

7.3

Termination Based on Recommendation of Steerinq Committee. If, pursuant to Section 2.7.1(d), the Steering Committee makes a recommendation not to proceed to the next Phase of the Research Plan due to either scientific impossibility or the impracticability of the effort resulting from the occurrence of significant unforeseen obstacles or challenges, or if the Steering Committee is unable to agree on a recommendation, the senior executives of the Parties shall meet to discuss the recommendation and the following shall apply:

7.3.1

In the event that both executive officers agree to abandon the Research Plan, the Parties shall execute a document indicating their decision not to proceed with further work under the Research Plan and to jointly terminate this Agreement. Upon a termination of this Agreement pursuant to this Section 7.3.1, the following conditions shall apply following termination of the Agreement: (a) neither Party shall have any further liability to the other for future research or payment obligations under this Agreement; (b) the Joint IP shall continue to be jointly owned by MMI and Hubbard following such termination, with the provisions of Section 5.3 and Article 4 continuing to govern; (c) Hubbard shall retain the exclusive right to exploit and license Joint IP in the Field and MMI shall retain the exclusive right to exploit and license Joint IP outside of the Field; and (d) MMI shall promptly return to Hubbard or destroy all Hubbard Materials and Confidential Information in accordance with Section 2.2.2.

7.3.2

In the event that both executive officers agree to proceed with the Research Plan, the Parties shall confirm their joint decision in writing and the Parties shall proceed to the next Phase of the Research Plan.

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7.3.3

In the event one executive officer wishes to proceed with the Research Plan and the other does not, the Party that wishes to proceed shall send written confirmation of its decision to the other Party and the Parties shall proceed to the Next Phase of the Research Plan (but, in such event, the Party that did not wish to proceed shall not be obligated to expend any funds above what it had already budgeted for such effort and, in any event, shall not be required to undertake any scientifically meaningless effort).

7.4

Bankruptcy. Either Party may terminate this Agreement immediately upon the occurrence of any of the following events: (a) if the other Party ceases to. do business, or otherwise terminates its business operations; or (b) the other Party seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition, or comparable proceeding, or if any such proceeding is instituted against the other Party (any of the above being an “Insolvency Event”). Each Party shall immediately notify the other Party should it be subject to an Insolvency Event. All rights granted under this Agreement are deemed to be, for purposes of § 365(n) of the United States Bankruptcy Code, rights to intellectual property, and the Parties will retain and may fully exercise all of their rights under this Agreement. The Parties agree that Hubbard is a licensee of such rights under this Agreement and shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of an Insolvency Event affecting MMI, Hubbard shall, whether or not it decides to terminate this Agreement pursuant to the above paragraph, be entitled to a complete duplicate of all data and information that comprises the Joint IP and that was or should have been provided to the Escrow Agent in accordance with Section 7.7. All such data and information and all media containing such, if not already in its possession, shall be, within ten (10) days of the commencement of the Insolvency Event, delivered to Hubbard upon Hubbard’s written request therefore. The delivery to Hubbard of the data and information contemplated above shall be made by MMI; provided that if for any reason MMI is unable to or does not deliver such data or information within ten (10) days of Hubbard’s written request, Hubbard may promptly cause the Escrow Agent to provide it with the data and information.

7.5

Consequences of Termination. Upon termination of this Agreement, in addition to any provisions specifically addressed in any Section regarding terminations, the following provisions shall survive: 4, 5, 7, 10, 11 and 12. Expiration or termination of this Agreement shall not affect any rights or obligations of either party accruing prior to such expiration or termination.

7.6

Remedies. The rights and remedies provided in this Article 7 shall not be exclusive and shall be in addition to any other rights and remedies available at law or in equity (which other rights and remedies, to the extent not in contradiction with this Agreement, may be exercised).

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7.7

Escrow of Firewalled SNP Set Information. MMI, at Hubbard’s cost, shall provide to a third-party escrow agent (reasonably acceptable to Hubbard and under written contract with the Parties, the “Escrow Agent”) the Putative SNP Set and validated Chicken Discovery Panel, together with all data and information that constitutes the Joint IP. as would be reasonable necessary or useful for a qualified Third Party to continue MMI’s activities as contemplated under the Research Plan with the objective of developing Genomic Markers. This data and information shall be provided to the Escrow Agent on a regular basis as it becomes available, and at least once every calendar quarter. The Putative SNP Set shall be taken out of escrow and returned by the Escrow Agent to MMI after the completion of Phase II of the Research Plan and the provision by MMI to the Escrow Agent of the complete validated Chicken Discovery Panel and all data related to the SNPs contained therein (including [****] for the [****],[****] ([****] and [****]) and [****] of the [****] on the [****]). Hubbard shall be entitled to conduct a regular review of the data provided to the Escrow Agent, on the same conditions as those set out in Section 2.3, to verify the information provided is consistent with that available in the MMI database. MMI may at any time agree to provide to Hubbard, subject to Hubbard undertaking appropriate confidentiality obligations, the data and information held in escrow, in which case the escrow shall be terminated.

The Parties recognize that MMI, in accordance with Section 5.7, shall not provide the Escrow Agent with certain confidential information owned by Celera and not part of any MMI Technology (e.g., Celera’s bovine SNP maps, database, and technology to which MMI has access by virtue of its license from Celera, but which MMI does not have the right to provide to other parties).

The Escrow Agent (as an agent for the Parties) shall hold such escrowed confidential information on a strict confidentiality basis. Upon a termination of this Agreement under Section 7.2.1 (in the event of an MMI breach and declaration of termination by Hubbard), the Escrow Agent (upon at least thirty (30) days prior written notice by Hubbard to the Escrow Agent and to MMI) shall release all such escrowed information and data to Hubbard. In such event, MMI may challenge by Section 12.12 any such release (thereby delaying it). Hubbard, upon receipt of any such information shall treat it as highly confidential and maintain it as a closely guarded trade secret.

Hubbard may also obtain the escrowed information and data from the Escrow Agent in the cases contemplated, and in accordance with the terms and conditions specified, in Section 6.3, 7.4 and 12.2 of this Agreement.

8 COMMERCIALIZATION OF GENOMIC
MARKERS AND PAYMENT OF ROYALTIES

8.1

Intent. The objective of this Agreement is to develop genomic DNA-based diagnostic abilities based upon the Joint IP (the “Genomic Markers”) to detect the Targeted Traits in Hubbard’s proprietary pure lines for broiler breeding stock (and

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select and manage the breeding of such stock) with the goal of broadly utilizing such Genomic Markers-in Hubbard’s operations in North America, Europe, Asia, and ultimately worldwide.

8.2	Royalty Payments.

8.2.1

Hubbard shall pay to MMI a royalty equal to [****] percent ([****]%) of Net Sales. This royalty rate shall be [****] upon Hubbard’s (and every Affiliate’s) full and final cessation of the selection of pedigrees and great grandparents and/or improvement of broiler breeding stock based upon the Genomic Markers, as follows: (a) upon the [****] ([****]) anniversary of such cessation, the royalty rate shall thereupon be [****] percent ([****]%), (b) upon the [****] ([****]) anniversary of such cessation, the royalty rate shall thereupon be [****] percent ([****]%), (c) upon the [****] ([****]) anniversary of such cessation, the royalty rate shall thereupon be [****] percent ([****]%), (d) upon the [****] ([****]) anniversary of such cessation, the royalty rate shall thereupon be [****] percent ([****]%), and (e) upon the [****] ([****]) anniversary of such cessation, the royalty rate shall thereupon be [****]. Such cessation shall not be deemed to have occurred unless and until Hubbard has so notified MMI in writing. Hubbard shall notify MMI of such cessation in writing, specifying the date on which the cessation occurred.

Net Sales shall mean the gross revenues received by Hubbard and/or its Affiliates from the sale of any and all broiler breeders that were selected, bred or improved using the Joint IP, after deducting the following reasonable and customary deductions to the extent applicable to such gross receipts: (i) all trade, cash and quantity credits, discounts, refunds or rebates actually granted; (ii) allowances or credits to customers or charges back from customers on account of rejection or return of products, or on account of retroactive price reductions affecting such products; and (iii) packaging, handling fees and prepaid freight, sales taxes, duties and other governmental charges (including value added tax), but excluding income and similar taxes. For the avoidance of doubt, Net Sales shall not include sales by Hubbard to its Affiliates for resale. Transfers or dispositions for promotional purposes or for testing, regulatory or governmental purposes shall not be considered “sales”.

8.2.2

MMI shall pay to Hubbard a royalty of [****]% of Net Sales received by MMI and/or its Affiliates from the sale by MMI or its Affiliates of any and all genetically improved or selected [****] livestock that were selected, bred, or improved using the Joint IP. This royalty rate shall be reduced, upon cessation of the use of the Joint IP in a particular [****] use, in the same fashion as set forth in the second sentence of Section 8.2.1. MMI shall notify Hubbard of such cessation in writing, specifying the date on which the cessation occurred. Furthermore, if MMI or its Affiliates licenses into MMI any intellectual property from a Third Party for the development of genomic markers and/or the selection of desired traits in a

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[****] use, the royalty rate set forth in this Section 8.2.2 shall be reduced (up to,but not exceeding fifty percent (50%)) for any royalties paid to such Third Party. If, by way of example, MMI is to pay a Third Party a one percent (1%) royalty, then the royalty rate paid by MMI to Hubbard shall be [****] percent ([****]%); but if the royalty rate to the Third Party is three percent (3%), the royalty rate paid to Hubbard shall be [****]-an-[****] percent ([****]%), not [****] percent ([****]%).

8.3

Royalty Period. Each Party’s obligation to pay royalties to the other Party in accordance with Section 8.2.1 or 8.2.2 shall continue on a country by country basis until the later of: (a) the last to expire Valid Claim of a Joint IP patent in the country which would be infringed by the manufacture, use, sale or importation of the product in the country, and (b) ten years following the first sale in any country of a product selected, bred or improved using Joint IP on which royalties were paid hereunder.

8.4

Sharing of MMI Revenue from Exploitation of Joint IP. MMI shall pay to Hubbard [****] and [****] percent ([****]%) of any and all consideration received by MMI and/or its Affiliates from the license of any Joint IP to Third Parties for use outside the Field. MMI shall pay to Hubbard [****] percent ([****]%) of any and all consideration received by MMI and/or its Affiliates from the license of any Joint IP to Third Parties for use in the Field (which may not occur during the Hubbard Period of Exclusivity).

MMI shall pay to Hubbard [****] and [****] percent ([****]%) of the gross margin obtained from the sale of diagnostic kits commercialized by MMI and/or its Affiliates from sales of diagnostic kits incorporating Joint IP for use outside the Field. MMI shall pay to Hubbard [****] percent ([****]%) of the gross margin obtained from the sale of diagnostic kits commercialized by MMI and/or its Affiliates from sales of diagnostic kits incorporating Joint IP for use in the Field (which may not occur during the Hubbard Period of Exclusivity).

Notwithstanding anything in the foregoing paragraphs of this Section 8.4 to the contrary, in recognition that any such out-licensing by MMI will likely arise from further development of MMI Technology and the Joint IP (e.g., similar traits in different species, different or additional markers), such percentages (a) shall be reduced to [****] and [****] percent ([****]%) (for inside the Field) and [****] percent ([****]%) (for outside the Field), respectively, if less than fifty percent (50%) of the markers used (by the Third Party licensee or in the diagnostic kit, as the case may be) were identified pursuant to the Research Plan as being informative in respect of Targeted Traits , (b) remain the same if ninety percent (90%) or more of the markers used (by the Third Party licensee or in the diagnostic kit, as the case may be) were identified pursuant to the Research Plan as being informative in respect of Targeted Traits, and (c) be proportionately reduced (i.e., between [****]% and [****]% and/or between [****]% and [****]%, respectively) if the percentage of the markers used is more than fifty percent (50%) and less than ninety percent (90%). This royalty shall be paid whether the Targeted Traits are

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licensed to the Third Party or used in the diagnostic kit, as the case may be, in their entirety or as single traits (and the “percentage-of-markers” mechanism shall be applied per trait and shall be the basis for the royalty calculation).

8.5

Royalty and Revenue Sharing Reports. After the first commercialization of Joint IP by Hubbard or by MMI, such Party shall deliver written reports to the other Party for each calendar quarter within sixty (60) days after the end of such quarter, stating in each such report its Net Sales from the commercialization of livestock selected, bred or improved using Joint IP or the gross revenue from the license to a Third Party of Joint IP, or from the sale of diagnostic kits, as the case may be, and the calculation of royalties or other revenue sharing payments due to the other Party thereon pursuant to Sections 8.2, 8.3 or 8.4. With each such report, the royalties or other payments due for the reported quarter shall be paid.

8.6

Currency Conversions. All payments to be made hereunder shall be in US dollars. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made using the closing exchange rate for conversion of the foreign currency into U.S. Dollars quoted on the Internet site http://www.xe.com/ict/ (or, if not available, as current transactions are reported by Reuters or its successor) for the last business day of the relevant calendar quarter. Should royalties earned in certain countries not be eligible for payment from that country, the party owing the royalties shall pay the other party the equivalent of such royalties due in U.S. Dollars from other sources of funds.

8.7

Records and Inspection. Hubbard and its Affiliates and MMI and its Affiliates shall each keep complete, true, and accurate books of account and records (“Records”) for the purpose of determining the royalty amounts payable under this Agreement. Such books and records shall be kept at each such Party’s principal place of business within the United States of America or France, for at least three (3) years following the end of the six (6) month period to which they pertain. The books and records of each Party shall be open for inspection by the other Party during such three (3) year period by a public accounting firm for whom the Party to be inspected has no reasonable objection, solely for the purpose of verifying royalty statements hereunder. Such inspections may be made no more than twice each calendar year, at reasonable times and on reasonable notice. Inspections conducted under this Section 8.7 shall be at the requesting Party’s expense; provided, however, if a variation or error producing an increase exceeding [****] percent ([****]%) of the royalty amount stated for the total period covered by the inspection is established in the course of any such inspection, then all reasonable costs relating to the inspection and any unpaid amounts that are discovered shall be paid promptly by the audited Party to the requesting Party, together with interest thereon from the date such payments were due at the lesser of the Prime Rate (as defined in Section 8.10.2) plus four percent (4%) or the highest rate permissible by law.

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8.8	Payments and Invoicinq. All royalty payments and/or royalty and other invoices under this Agreement-shall-be made in U.S. dollars by deposit to the credit and account of each Party as follows:

If to MMI, then to:

by mail to:	MetaMorphix, Inc.
8000 Virginia Manor Road, Suite 140
Beltsville, Maryland 20705
United States
Attn: Thomas P. Russo, Chief Financial Officer and Executive Vice President

by wire to: Bank of America, N.A.
10 Light Street
Baltimore, Maryland 21202
ABA No: 052 001 633
Beneficiary Name: MetaMorphix, Inc. Beneficiary Account Number: 391 636 2583

If to Hubbard, then to:

by mail to: Hubbard SAS
Mauguerand, 22800 Le Foeil France
Attn: Accounts Receivable
by wire to the bank account whose coordinates are communicated in writing by Hubbard.

8.9

Taxes. All amounts payable under this Agreement are exclusive of all sales, use, value-added and similar taxes and duties. Hubbard shall pay all sales and use taxes and duties assessed by any authority within or outside of the U.S in connection with the sale of products to Hubbard or performance of services for Hubbard in connection with Hubbard’s activities undertaken under the Research Plan.

The Parties shall be solely responsible for the payment of any and all taxes payable on their respective net income and the payment of any and all employment related taxes attributable to their respective employees, agents, and representatives.

Where any sum due to be paid by either Party hereunder is subject to any withholding or similar tax, the Parties shall use their best efforts to take all actions and sign all such deeds and documents as will enable them to take advantage of any exemption from or reduction in such taxes under any applicable double taxation agreement or treaty.

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8.10	Failure by Parties to Make-Timely Payment.

8.10.1

Notice and Right to Terminate. In the event that MMI or Hubbard, as the case may be, has not received a payment from the other Party due under Section 8.2 and/or Section 8.3 within the prescribed time period in violation of the terms of this Agreement, MMI or Hubbard, as the case may be, shall notify the late-paying Party in writing of such non-payment. In the event that MMI or Hubbard, as the case may be, has not received payment within thirty (30) days after receipt by the late-paying Party of such notice, MMI or Hubbard, as the case may be, shall have the right to suspend all (or a portion of) the late-paying Party’s rights to the Joint IP. In the event that such payment is not made within thirty (30) days of the late-paying Party’s receipt of such notice, MMI or Hubbard, as the case may be, also shall have the right to declare the other Party in default and terminate this Agreement with immediate effect by providing written notice to the other Party in accordance with Section 7.2, in which case ownership and rights in and to the Joint IP and liability of the non-paying Party shall be as set forth in Section 7.2.

8.10.2

Late Payment Fee. Any payment due under this Agreement that is not paid within the specified time period in violation of the terms of this Agreement, shall bear interest to the extent permitted by applicable law, at four percentage points (4%) over the prime rate of interest compounded on an annual basis as reported by Bank of America NT&SA in San Francisco, California, from time to time, calculated on the number of days such payment is delinquent (the “Prime Rate”).

9 REPRESENTATIONS AND WARRANTIES
AND GENERAL COVENANTS

9.1	Each Party represents and warrants to the other Party, upon on the date upon which this Agreement is executed and upon the commencement of each Phase of the Research Plan, that:

(a)

it is duly organized and validly existing and in good standing under the laws of the state of its incorporation and it has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder;

(b)

the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of such Party and the person executing this Agreement on behalf of each Party has been duly authorized to do so by all requisite corporate actions;

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(c)

the execution and delivery of this Agreement and the performance by such Party of any of its-obligations- under-this Agreement and the grant by such Party of the licenses granted under this Agreement do not: (i) conflict with, or constitute a breach or violation of, any other contractual obligation to which it is a Party, any judgment of any court or governmental body applicable to such Party or its properties or, to such Party’s knowledge, any statute, decree, order, rule or regulation of any court or governmental agency or body applicable to such Party or its properties, or (ii) require any consent or approval of any Third Party;

	(d)	it is not aware of any action, suit, inquiry, or investigation contemplated or instituted by any Third Party that questions or threatens the validity of this Agreement; and

(e)

this Agreement is legally binding upon its execution and, subject to the discretion of courts in awarding equitable relief and (particularly in respect to Section 7.4 to which MMI makes no such representation or warranty) to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws, is enforceable in accordance with its terms.

9.2

Hubbard represents and warrants that it is entitled to use and transfer to MMI the Samples, other Hubbard Material, data, and/or information for the purpose(s) set forth in this Agreement and that there are no restrictions or prohibitions limiting the development of (or royalties to be imposed upon the use of) new intellectual property from such Samples and other Hubbard Material.

9.3

MMI represents and warrants that it has all the rights and licenses required, including notably under its agreements with Cetera and Genetic Technologies Limited, to perform its activities as described in the Research Plan, and to develop, exploit and license to Hubbard in accordance with the terms hereof, new intellectual property from the activities so performed, and to provide to Hubbard and the Escrow Agent the data and information to be provided pursuant to this Agreement in accordance with the conditions hereof, it being understood that there is NO sublicense by MMI of any Cetera and Genetic Technologies Limited intellectual property.

9.4

Each Party shall (a) comply with all applicable laws and regulations in connection with that Party’s performance of its obligations and exercise of its rights pursuant to this Agreement, (b) maintain good standing under the laws of the jurisdiction of its incorporation, and (c) not enter into any contractual obligation that would conflict with or constitute a breach or violation of any material provision of this Agreement.

10 DISCLAIMERS AND LIMITATION OF LIABILITY

10.1	NOTWITHSTANDING ANYTHING IN SECTION 5.8 TO THE CONTRARY, NOTHING IN THIS AGREEMENT (EXCEPT TO THE LIMITED EXTENT SET

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FORTH IN SECTION 9.2 OR 9.3) SHALL BE CONSTRUED AS A REPRESENTATION MADE-OR-WARRANTY GIVEN BY EITHER PARTY THAT THE USE OF ANY INFORMATION, DATA, OR OTHER MATERIALS PROVIDED HEREUNDER WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF ANY THIRD PARTY. THE INFORMATION, DATA, OR OTHER MATERIALS PROVIDED BY EITHER PARTY HEREUNDER ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY MAKES ANY WARRANTY THAT THE DELIVERABLES OR HUBBARD TECHNOLOGY DO NOT CONTAIN ERRORS (PROVIDED THAT EACH PARTY SHALL BE REASONABLY DILIGENT IN PREVENTING THE OCCURRENCE OF ANY ERRORS).

10.2

IN NO EVENT SHALL EITHER PARTY OR THEIR AFFILIATES BE LIABLE FOR LOST PROFITS, LOSS OF USE, LOSS OF BUSINESS, BUSINESS INTERRUPTION, LOSS OF DATA, COST OF COVER OR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY NATURE WHATSOEVER, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY WHETHER BASED IN CONTRACT, WARRANTY, TORT (INCLUDING WITHOUT LIMITATION, NEGLIGENCE), STRICT LIABILITY, STATUTORY, OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.3

THE LIABILITY OF THE PARTIES WITH RESPECT TO ANY AND ALL SUITS, ACTIONS, LEGAL PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, COSTS, AND EXPENSES ARISING OUT OF THE PERFORMANCE OR NONPERFORMANCE OF ANY OBLIGATIONS UNDER THIS AGREEMENT, WHETHER BASED ON CONTRACT, WARRANTY, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE), STRICT LIABILITY, STATUTORY, OR OTHERWISE, SHALL BE LIMITED TO DIRECT, ACTUAL DAMAGES INCURRED BY ONE PARTY AS A RESULT OF THE OTHER PARTY’S FAILURE TO PERFORM ITS OBLIGATIONS AS REQUIRED BY THIS AGREEMENT.

10.4

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE PARTIES RECOGNIZE THAT ANY JOINT TECHNOLOGY DISCOVERED, CREATED, OR DEVELOPED UNDER THIS AGREEMENT MAY BE SUBJECT TO A THIRD PARTY’S PRIOR INTELLECTUAL PROPERTY RIGHTS.

11 INDEMNITY

11.1

Hubbard Indemnity. Subject to the limitations set forth in Article 10 above, Hubbard shall indemnify, defend, and hold harmless MMI (including its officers, directors, employees, and agents) from and against all personal or property losses, liabilities, damages, and expenses (including reasonable attorneys’ fees

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and costs) arising (a) out of the falsehood or inaccuracy in any material respect of any representation or warranty-or-out-of-the-breach or non-fulfillment of any material covenant or agreement of Hubbard contained herein or contemplated hereby; or (b) out of the gross negligence or intentional misconduct of Hubbard in connection with the performance of its obligations under this Agreement; and/or (c) out of Hubbard’s use of Hubbard Technology or Joint IP (except to the extent any such loss, liability, damage, or expense is the responsibility of MMI as determined in accordance with Section 11.2 below).

11.2

MMI Indemnity. Subject to the limitations set forth in Article 10 above, MMI shall indemnify, defend, and hold harmless Hubbard (including its officers, directors, employees and agents) from and against all personal or property losses, liabilities, damages, and expenses (including reasonable attorneys’ fees and costs) arising (a) out of the falsehood or inaccuracy in any material respect of any representation or warranty or out of the breach or non-fulfillment of any material covenant or agreement of MMI contained herein or contemplated hereby or (b) out of the gross negligence or intentional misconduct of MMI in connection with the performance of its obligations under this Agreement, and/or (c) out of the MMI’s use of MMI Technology or Joint IP (except to the extent any such loss, liability, damage or expense is the responsibility of Hubbard as determined in accordance with Section 11.1 above).

11.3

Procedure. In the event either Party (the “Indemnitee”) shall wish to be indemnified by the other Party (the “Indemnitor”) pursuant to this Article 11, the Indemnitee shall promptly notify the Indemnitor of any loss, liability, damage, expense, claim, demand, action, or other proceeding in respect of which the Indemnitee intends to claim indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. The indemnity agreement in this Article 11 shall not apply to amounts paid in settlement of any loss, liability, damage, expense, claim, demand, action, or other proceeding if such settlement is made without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 11 to the extent Indemnitor is prejudiced by Indemnitee’s delay, but the omission of such notice to the Indemnitor will not relieve it of any liability that it may have to the Indemnitee otherwise than under this Article 11. The Indemnitor may not settle the action or otherwise consent to an adverse judgment in such action or other proceeding that affects the rights or interests of the Indemnitee

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without the express written consent of the Indemnitee, which consent shall not be unreasonably withheld. The -Indemnitee under this Article 11, and its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

11A

Insurance. Each Party shall maintain, through self-insurance or commercially placed insurance, adequate coverage for the tort-related, non-contract-based indemnification obligations set forth herein and shall provide competent proof of such insurance within three (3) business days after receipt of a written request from the other Party. Any self-insurance plan shall satisfy customary standards (e.g., dedication of appropriate reserves) as are then typical in the applicable industry.

12 GENERAL PROVISIONS

12.1

No Partnership. Nothing in this Agreement is intended or shall be deemed to constitute partnership, agency, distributorship, employer-employee, or joint venture relationship between Hubbard and MMI. No Party shall incur any debts or make any commitments for the other.

12.2

Assignments. Neither Party shall assign any of its rights or obligations hereunder in whole or in part, except (a) as incident to the merger, consolidation, reorganization, or acquisition of stock or assets or a similar transaction affecting all or substantially all of the assets or voting control of the assigning Party; or (b) to any Affiliate if the assigning Party remains liable and responsible for the performance and observance of all of the Affiliate’s duties and obligations contained in this Agreement; or (c) in any conveyance of substantially all the assets that are material to the performance of the obligations contained in this Agreement, or (d) with the consent of the other Party, such consent not to be unreasonably withheld or delayed. Upon any such assignment, the assigning Party, the other Party, and the permitted assignee shall enter into an appropriate confirmatory agreement. Notwithstanding anything in this Section 12.2 to the contrary, Hubbard, if it is the assigning Party, shall give MMI reasonable advance notice if the intended assignee has any operations in swine or bovine livestock, whereupon appropriate and strict “fire wall” confidentiality restrictions shall first be established within the assignee entity. Similarly, MMI, if it is the assigning Party, shall give Hubbard reasonable advance notice if the intended assignee has any operations in broiler breeding, whereupon appropriate and strict “firewall” confidentiality restrictions shall first be established within the assignee entity. In the event (only) that such an assignment (as otherwise permitted under this Section 12.2) is (a) to a competitor of Hubbard in the broiler breeding business, and (b) during the performance of the Research Plan, then (and only then) Hubbard shall have the option to terminate the Research Plan and, in any such case, Hubbard shall thereupon be entitled to obtain from the Escrow Agent all the data and information placed in escrow in accordance with Section 7.7. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the

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names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement-Any-assignment not in accordance with the above shall be null and void.

12.3

Further Actions. The Parties agree to promptly execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.4

No Trademark Rights. Except as otherwise expressly provided herein or agreed to in advance in writing, no right, express or implied, is granted by this Agreement to use in any manner the trade names and trademarks “Hubbard,” “MetaMorphix,” “MMI,” “MMI Genomics,” “Celera,” “Celera Genomics,” “Applera,” or any other trade name or trademark of a Party, its Affiliates, Celera, their respective licensors, or the names of any employees thereof, for any purpose other than the Parties’ internal purposes and uses.

12.5

Entire Agreement of the Parties; Amendments. This Agreement, including its Exhibits, constitutes and contains the entire understanding and agreement of the Parties and cancels and supersedes the February 21, 2005 letter of intent between the parties, the several draft term sheets exchanged in 2006, and any and all prior negotiations, correspondence, representations, understandings, and agreements, whether verbal or written, between the Parties respecting the subject matter hereof. In case of any discrepancies between the terms incorporated from the Exhibits and the terms of the sections herein, the terms of the sections shall prevail. No waiver, modification, or amendment of any provision of this Agreement (and/or the Exhibits) shall be valid or effective unless made in writing and signed by a duly authorized representative of each Party. The failure or delay of either Party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver or a modification by such Party of such right.

12.6

Severability. In the event any that one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or either of the Parties to be invalid, illegal, or unenforceable, the Parties shall promptly validly reform such provision to as nearly as possible approximate the intent of the Parties and, if the provision is unreformable, it shall be divisible and deleted in such jurisdiction; elsewhere, this Agreement shall not be affected so long as the Parties are still able to realize the principal benefits bargained for in this Agreement.

12.7	Headings. The headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.8	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York and the United States of

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America, without reference to the conflict of law principles thereof, the conflict of law principles of any other jurisdiction;-and--withoutregard-to the United Nations Convention on the International Sale of Goods.

12.9

Notices and Deliveries. Any notice, request, delivery, approval, or consent required or permitted to be given under this Agreement shall be in writing and shall be delivered personally (against a signed receipt) or by an internationally recognized express courier, costs prepaid, and shall be deemed to have been duly delivered when so delivered in person or by courier, with receipt confirmed. All such notices, requests, deliveries, approvals, consents, or other communications shall be addressed to the respective Parties at the addresses set forth below, or to such other address as a Party may designate to the other Party in accordance herewith.

12.9.1 If to MMI, addressed to:

MetaMorphix, Inc.
8000 Virginia Manor Road - Suite 140
Beltsville, Maryland 20705
Attn: Edwin C. Quattlebaum, Ph.D., President and CEO

with a copy to:

Shapiro Sher Guinot & Sandler, P.A.
2000 Charles Center South 36
South Charles Street
Baltimore, Maryland 21201
Attn: William E. Carlson, Esq.

12.9.2 If to Hubbard, addressed to:

Hubbard SAS
Mauguerand, 22800 Le Foeil France
Attn: Stephane Duthoit, CEO

with a copy to:

Hubbard LLC
195 Main Street - P.O. Box 415
Walpole, New Hampshire 03608
Attn: Mark Barnes, COO

Notices of meetings of the Steering Committee shall be given to its members at such addresses and in such manner as may be, from time to time, requested by its members or determined by the Committee.

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12.10	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original;-but--all--of--which together shall constitute one and the same instrument.

12.11

Force Majeure. If the performance of any part of this Agreement by either Party or of any obligation under this Agreement (other than the payment of money) shall be prevented, restricted, interfered with, or delayed by reason of war, fire, strike, terrorism, vandalism, hurricane, extreme weather, labor unrest, or any other cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary shall be provided, the Party so affected shall, upon giving written notice to the other Party, be excused for up to one hundred eighty (180) days from such performance to the extent of such prevention, restriction, interference, or delay, provided that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

12.12

Dispute Resolution. MMI and Hubbard shall deal with each other in good faith. In the event that a dispute arises between the Parties concerning, or in any way relating to, this Agreement, the Parties shall undertake good faith efforts to amicably resolve such dispute.

12.12.1

Executive Officers. In the event that the Parties are unable to resolve any such dispute, the matter shall be referred for further review and resolution to MMI’s Chief Executive Officer (or another designated representative of MMI) and to Hubbard’s President (or another designated representative of Hubbard) who will attempt in good faith and reasonable diligence to resolve the dispute.

12.12.3

Binding Arbitration. If the dispute is not resolved through negotiation under Section 12.12.1, either Party may submit the matter to binding arbitration to be administered by the American Arbitration Association under its Commercial Rules in effect at the time of arbitration. The Party desiring such arbitration shall initiate it in accordance with the Commercial Arbitration Rules except as provided below. The arbitration shall be heard and determined by a panel of three arbitrators (at least one of which shall have considerable agribusiness experience, at least one of which shall have considerable genomic experience, and at least one of whom shall be a practicing lawyer or retired judge). The arbitrators shall be selected by the Parties from a proposed list of possible arbitrators provided by the AAA in accordance with a process determined by the AAA. The Parties shall be afforded reasonable opportunity for discovery. Unless otherwise agreed upon by the Parties, all arbitration sessions shall be held in New York, New York as a neutral location or, if several sessions are to be held, in

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alternative sessions in (a) Paris, France and (b) Washington, D.C.. The decision of the arbitrators shall--be--final-and binding upon Parties. Notwithstanding anything in this Section 12.12.2 to the contrary, such arbitration shall not proceed or be binding if there is either (a) any thirdparty claimant integrally involved in the specific dispute proposed to be arbitrated or (b) any necessary third-party defendant or co-defendant.

12.12.3

Injunction. Notwithstanding anything in this Section 12.12 to the contrary, an aggrieved Party, to the extent that it may be otherwise be entitled under applicable law governing injunctions and equitable relief, may seek and shall be entitled to an injunction prohibiting any material breach (or other equitable relief) in regard to Article 4 or Article 5. The Parties recognize the importance of the confidentiality and publication provisions of Article 4 and intellectual property provisions of Article 5 and acknowledge that an aggrieved Party could suffer irreparable harm as a result of a material breach of such provisions.

12.12.4

Confidentiality. The Parties hereby mutually agree that the existence, terms, and content of any dispute resolution entered into pursuant to this Agreement, as well as all information or documents relating thereto, shall be maintained in confidence and not be given, shown, disclosed to, or discussed with any Third Party except: (a) by prior written agreement of both Parties; (b) during any legal proceeding to protect or secure a Party’s rights under such dispute resolution; (c) by counsel and accountants who shall agree to maintain its confidentiality; (d) to the extent required by applicable reporting requirements; and (e) pursuant to compulsory legal process.

12.13

Further Assurances. The Parties shall provide each other with such further assurances as the other Party may reasonably request and, accordingly, shall execute and deliver such certificates, acknowledgments, and patent office filings as may be reasonably requested from time to time.

[Signatures on following page]

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IN WITNESS WHEREOF, the Parties have caused-this Joint-Research and Marker Development Agreement to be executed by their respective duly authorized officers.

METAMORPHIX, INC.
By:

Edwin C. Quattlebaum, Ph.D.
President and CEO

Date: January 25, 2007 HUBBARD S.A.S.
ATTEST OR WITNESS:

By:

Stephane Duthoit, Directeur general		Frederic Grimaud, President

Date: January 25, 2007

ACKNOWLEDGEMENT AND JOINDER OF HUBBARD, LLC

          HUBBARD, LLC, a Delaware limited liability company and an Affiliate of Hubbard, S.A.S., joins in this Joint Research and Marker Development Agreement to express its recognition and agreement with the terms, conditions, and provisions of Article 4, Article 8 (in respect to any Net Sales by it as an Affiliate), and Article 12 of this Agreement and to confirm this Agreement’s applicability to it as an Affiliate of Hubbard, S.A.S.

WITNESS:	HUBBARD, LLC
By:

Name: S. Duthoit
Title: CEO.

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EXHIBIT A
DEFINITIONS

1.

“Affiliate” shall mean any corporation, firm, partnership, or other legal entity that, directly or indirectly, controls, is controlled by, or is under common control with any of the Parties. A corporation or other entity shall be regarded as in control of another corporation or entity, if (a) in the case of corporate entities, it owns or directly or indirectly controls more than fifty percent (50%) of the outstanding voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to manage, direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) interest and/or the power to direct the management and policies of such non-corporate entities. In no event, for the purposes of this Agreement, shall Celera be deemed to be an Affiliate of MMI.

2.

“Broiler Population” shall mean the collection of blood samples and their phenotypic data from xx birds as described in the Research Plan that will be used to identify the Broiler Trait Associated SNP Set.

3.

“Broiler Trait Associated SNP Set” shall mean the collection of SNP markers from the Chicken Discovery Panel that are significantly associated with [****] traits of [****], and [****] discovered during Phase IV of the Research Plan, together with all associated data analyses and statistics, including those resulting from the validation analyses performed as Phase V of the Research Plan.

4.	“Celera” shall mean Applera Corporation, acting by and through its Celera Genomics Group, which is the successor to PE Corporation (NY), through its Celera Genomics Group.

5.

“Chicken Discovery Panel” (which shall constitute MMI Technology, not Joint IP) shall mean a subset of the Putative SNP Set, containing between [****] and [****] SNPs [****] throughout the [****], and validated by MMI using [****] provided by Hubbard as being an informative panel to use for the genome-wide association studies to be performed in Phases III and IV of the Research Plan.

6.	“Complete Delivery” shall mean MMI’s delivery to Hubbard of all of the Deliverables set forth in the Research Plan.

7

“Confidential Information” shall mean all non-public information disclosed by one Party to the other at or since the Parties’ April 5, 2005 meeting in Maine in the context of their discussions and negotiations relating to this Agreement, including notably information relating to the use of genomic data to improve breeding stock

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selection and to manage animal production systems, and information and phenotypic data relating to Hubbard’s breeding lines, as well as all non-public information disclosed and generated pursuant to this Agreement. In particular, Confidential Information shall include the existence and terms of this Agreement, the Deliverables, Records (as defined in Section 8.7), business information, and technical information relating to Hubbard Material, the Datasets, Hubbard Technology, MMI Technology, or other information belonging to the disclosing Party, including, where appropriate and without limitation, any associated information, business, financial and scientific data, DNA sequence information, annotation information, invention disclosures, patent disclosures, patent applications, structures, models, techniques, processes, compositions, compounds, biological samples, and the like, and bioinformatics methods, hardware configurations and software (regardless of its stage of development), and the like.

8.

“Dataset” shall mean a compilation of two types of data: animal data and genomic data. The animal data consist of animal identification, family pedigree structure and/or phenotypic data, as required under the Research Plan, for each of the animals studied under the Research Plan, together with the genotypes for each animal for each of the markers tested. The genomic data include the Chicken Discovery Panel, the Broiler Associated SNP Set, the Production Associated SNP Set, and associated statistics describing the SNP markers.

9.	“Deliverable” shall mean any of the Datasets, information, reports, and other items, in whole or in part, required to be provided by MMI to Hubbard under the Research Plan.

10.	“Disclosing Party” shall have the meaning set forth in Section 4.1.1.

11.	“Effective Date” shall be the date upon which both Parties have executed this Agreement.

12.	“Escrow Agent” shall have the meaning set forth in Section 7.7.

13.	“Field” shall have the meaning set forth in Section 6.1.

14.	“Genotype” shall mean the specific nucleic acid sequence of an individual found at a specific location in the genome.

15.	“Genotyping” shall mean the analysis of nucleic acid sequence variation at a specific location in the genome.

16.	“Hubbard Material” shall mean the Samples, muscle tissue samples, and related identity and phenotypic information provided by Hubbard to MMI under the Research Plan.

17.	“Hubbard Period of Exclusivity” shall have the meaning set forth in Section 6.1.

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18.

“Hubbard Technology” shall mean all data (including the Hubbard Materials and any other phenotype and broiler line data supplied by Hubbard), information, inventions, know-how, technology, trade secrets, and the like, whether patentable or not, that are conceived, identified, discovered, developed, or invented in whole or part by or on behalf of Hubbard independent of MMI.

19.

“Joint Intellectual Property” or “Joint IP” shall mean all results of the Research Plan that are identified, discovered, developed or invented through the use of both Hubbard Technology and MMI Technology, including all results of genotypes performed by MMI on Samples, the data analyses performed by MMI using the genotype results and phenotype, family or other information included in the Hubbard Technology and the resulting statistics, and the Broiler Trait Associated SNP Set, the Production Trait Associated SNP Set. Notwithstanding the above, the Chicken Discovery Panel and any other intellectual property generated during Phase I or Phase II of the Research Plan shall be deemed not to be Joint Intellectual Property; all results obtained by MMI using any phenotype or broiler identity data included in the Hubbard Technology, including notably all the data and analysis results generated pursuant to Phases III, IV and V of the Research Plan, shall however be Joint Intellectual Property.

20.

“MMI Technology” shall mean (a) assay technology and all data, information, inventions, know-how, technology, trade secrets, and the like, whether patentable or not, including the Putative SNP Set, that are either (i) conceived, identified, discovered, developed, or invented in whole or part by or on behalf of MMI independent of Hubbard and without any use of Hubbard Technology, whether as a part of the Research Plan or separately, and/or (ii) acquired or licensed by MMI from Third Parties and (b) the Chicken Discovery Panel and any other intellectual property generated during Phase I or Phase II of the Research Plan.

21.	“Party” and “Parties” shall have the meanings set forth in the first paragraph on the first page of this Agreement.

22.	“Primary Contact” shall have the meaning set forth in Section 2.7.

23.

“Production Associated SNP Set” shall mean the collection of SNP markers from the Chicken Discovery Panel that are significantly associated with ([****]) discovered from Phase IV of the Research Plan, together with all associated data analyses and statistics, including those resulting from the validation analyses performed as Phase V of the Research Plan.

24.

“Publication” shall mean any information or data that a Party seeks to disclose electronically, in writing or verbally, or make publicly available through any means, including, but not limited to, written document, abstract, poster, chart, slide presentation, article (scientific journal or otherwise), seminar, or lecture.

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25.

“Putative SNP Set” (which shall constitute MMI Technology, not Joint IP) shall mean a set of at least ([****]) putative SNPs generated by MMI without any use of ([****]) Technology that cover the chicken genome, have known, unique locations on the public chicken genome assembly and are evenly dispersed throughout the chicken genome.

26.	“Receiving Party” shall have the meaning set forth in Section 4.1.1

27.

“Research Plan” shall mean the plan setting out the Parties’ respective research obligations under this Agreement, which shall be agreed upon by the Parties in accordance with Section 2.1.1 of this Agreement, together with any amendments thereto made in accordance with Section 12.5.

28.	“Samples” shall mean the blood samples collected by Hubbard from the various populations of chickens studied in the Research Plan and delivered to MMI as described in the Research Plan.

29.	“Steering Committee” shall have the meaning set forth in Section 2.7.

30.

“Targeted Traits” shall mean the traits of ([****]) for the ([****]) Trait Study and ([****]) for the Production Trait Study as described in the Research Plan or as determined by the Steering Committee, it being recognized that any other traits must be determined prior to the commencement of the Research Plan.

31.

“Term” shall mean the period of time from the Effective Date through the date the final payment due under Article 8 of the Agreement is paid or any such earlier date on which the Agreement is otherwise terminated in accordance with its terms.

32.	“Territory” shall mean the entire world.

33.

“Third Party” or “Third Parties” shall mean any individual, partnership, joint venture, corporation, trust, estate, unincorporated organization, government (or any department or agency thereof), or any other entity other than either of Hubbard or MMI or any Affiliate(s) of the Parties.

34.

“Valid Claim” of a patent means any claim of a granted and unexpired patent, which has not been revoked or adjudged unenforceable or invalid by a judgment of a court of competent jurisdiction or other governmental agency of competent jurisdiction, from which judgment there is no appeal or no appeal has been taken within the time allowed for appeal, and which has not been disclaimed or admitted to be invalid or unenforceable through disclaimer or other written document executed by the owner thereof.